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EXHIBIT 99.1: PRESS RELEASE ISSUED BY GREYSTONE DIGITAL TECHNOLOGY, INC. ON
              JANUARY 3, 2000 ANNOUNCING GREYSTONE COMPLETES REVERSE MERGER, ENGAGES STRATEGIC ACQUISITION ADVISOR.


GREYSTONE COMPLETES REVERSE MERGER, ENGAGES STRATEGIC ACQUISITION ADVISOR


January 3, 2000 08:30 AM

SAN DIEGO, Jan. 3 /PRNewswire/ -- GreyStone Digital Technology Inc. GSTN , today announced it has completed its merger with GreyStone Technology, Inc., the San Diego based developer of networked 3-D multisensory software for defense and entertainment applications. Company Chairman, President and Chief Executive Officer Richard A. Smith noted that a majority of shareholders of privately held GreyStone Technology Inc. voted on Dec. 24 to approve the business combination with Express Capital Concepts Inc., a public company which, in anticipation of the merger, had effected a reverse stock split effective on the close of business on Dec. 22, 1999 and changed its corporate name to GreyStone Digital Technology Inc.

"This begins a whole new era for GreyStone," said Smith. "With new access to the public markets, we can now look forward to greater flexibility with which to grow our company and enhance its value for our shareholders."

The company also announced that it has retained the investment banking firm of Houlihan, Lokey, Howard & Zukin to act as a business and strategic advisor with a focus on evaluating potential acquisitions.

"Houlihan Lokey is recognized as one of North America's leading providers of valuations and financial opinions," said Smith. "As we continue to explore new ways to grow GreyStone, we feel the firm's banking capabilities, asset valuation expertise, and global base will be a perfect strategic fit for us."

Based in San Diego, Calif., GreyStone Digital Technology, Inc. creates powerful, interactive and networked 3-D software that enables users to interact in real-time within a simulated digital environment. The company also provides sophisticated engineering services enabling customers to realize more value from applications of advanced digital technology on dedicated local-area or wide-area networks or on the Internet. The company's products and services address a growing demand from military, entertainment, and other major markets such as multisensory communications and e-based transactions.

More information is available on the company's website at http://www.gstone.com.

The statements made in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation


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Reform Act of 1995. Such forward-looking information involve important risks and uncertainties that could significantly affect anticipated results in the future and such results may differ from those expressed in any forward-looking statement made by or on behalf of the company. These risks and uncertainties include, but are not limited to, continued acceptance of the company's products and services, additional financing requirements, the impact of competitive products or pricing, technological changes, the effect of economic conditions, and other uncertainties detailed in the company's filings with the Securities and Exchange Commission.

SOURCE GreyStone Digital Technology Inc.